Exhibit 10.44

INVESTMENT TECHNOLOGY GROUP, INC.

2007 OMNIBUS EQUITY COMPENSATION PLAN
VARIABLE COMPENSATION STOCK UNIT AWARD PROGRAM SUBPLAN

GRANT NOTICE (KEEP)

Investment Technology Group, Inc. (the “Company”), pursuant to its Variable Compensation Stock Unit Award Program Subplan (the “Program”), hereby grants to you as a Participant under the Program, Stock Units representing a generally nontransferable right to receive one share of Company Stock with respect to each underlying Stock Unit at a specified future date together with a right to Dividend Equivalents on Basic Units as specified in the Program (the “Grant”), subject to all of the terms and conditions as set forth herein, the Program and the Investment Technology Group, Inc. 2007 Omnibus Equity Compensation Plan (the “Plan”).(1)  All capitalized terms herein that are not otherwise defined shall have the meanings ascribed to such terms in the Program or Plan, as applicable.

Participant:

Date of Grant:

Number of Basic Stock Units subject to Grant:

Number of Matching Stock Units subject to Grant:

90 Day Average Price on Date of Grant:

Vesting Schedule: The Basic Units subject to this Grant shall vest in equal annual installments on each of the second, third and fourth anniversaries of the Date of Grant if the Participant remains continuously employed by the Company on each applicable vesting date and the 90-day average of the Company’s common stock price immediately preceding each of the vesting dates is greater than the 90-day average of the Company’s common stock price preceding the Grant Date (as set forth above). The Matching Units granted with respect to the Basic Units subject to this Grant shall vest 100% on the fourth anniversary of the Date of Grant if the Participant remains continuously employed by the Company through such date and the 90-day average of the Company’s common stock price immediately preceding such vesting date is greater than the 90-day average of the Company’s common stock price preceding the Grant Date (as set forth above).   The Participant shall receive shares of Company Stock in settlement of the Basic and Matching Units in accordance with the terms of the Program, subject to the collection of applicable taxes in connection with the issuance of Company Stock.

Acknowledgements: You acknowledge receipt of this Grant Notice, the Program, the Plan and the Plan prospectus.(1)  You further acknowledge that this Grant is made under, and governed by the terms and conditions of, the Plan and the Program except as otherwise set forth herein and you agree to be bound by such terms.  The Compensation Committee of the Board of Directors of the Company (the “Board”), or any other committee appointed by the Board to administer the Program, has the authority to interpret and construe this Grant pursuant to the terms of the Program and the Plan, and its decisions shall be conclusive as to any questions arising hereunder.

Recoupment Policy:  You agree that you will be subject to any compensation clawback or recoupment policies that may be applicable to you as an employee of the Company or any of its affiliates, as in effect from time to time and as approved by the Board or the Compensation Committee of the Board, whether or not approved before or after the Date of Grant.

INVESTMENT TECHNOLOGY GROUP, INC.	PARTICIPANT

By:	By:
Name:	Brokerage Name:
Title:	Brokerage Account Number:
Date:	Date:

(1)   The Plan, Plan prospectus, and Program are available on the Company’s Intraweb; provided that paper copies of the Plan, Plan prospectus and Program are available upon request by contacting the Legal Department of the Company at ITG_Legal or 212.444.6378.